Exhibit 99.1

Wetouch Technology Inc. (WETH) Sees Increased Demand of Its Touchscreen Products for Medical Devices in Response to COVID-19 Pandemic

Chengdu, China, January 4, 2021 (GLOBE NEWSWIRE) – Wetouch Technology Inc. (OTC: WETH) (“Wetouch” or “the Company”), a specialty manufacturer of medium to large sized projected capacitive touchscreens, today announced that it has seen an increase in demand for its products, particularly in the field of medical applications.

Although many global touchscreen manufacturers remain closed or operate at limited capacity, Wetouch has emerged as a reliable and high quality supplier to both its existing and new customers after it resumed operation in April 2020. Due to the increased demand and need by health organizations around the globe in response to the COVID-19 pandemic. Wetouch has seen a significant increase in orders. Wetouch shipped approximately 180,000 touchscreen modules custom designed for use in respirators, which translated to approximately $4 million of sales during the second half of 2020.

In addition to stringent industry specific certifications and qualifications, new manufacturers of touchscreens face significant technology challenge and higher barrier of entry to manufacture touchscreens for medical applications. Touchscreens for medical use are subject to higher product and safety standards and specifications in terms of touch sensitivity and responsiveness, product life and durability. As early as 2017, Wetouch passed necessary certifications for medical applications, including Ingress Protection 67 (“IP67”) certification for water and dustproofing/resistance, FCC for U.S market, and CE and RoHS for E.U. market. Wetouch’s touchscreens are well recognized by customers for its industry leading product specifications. For instance, the sensitivity of Wetouch branded products for medical use is less than 3 millisecond versus an average of 5 millisecond in the marketplace, lifetime total single touches exceed 100 millions compared with 50 millions by most other brands. Wetouch has adopted IP67 with greater level of water and dust-proof and resistance instead of lower tiered rating IP65 by many competitors.

“We take pride in Wetouch brand being a trusted name by our Fortune 500 customers, such as Siemens, Omron and Canon as well as well respected electronic industry leaders such as Delta Electronics. said Guangde Cai, the CEO and Chairman of the Board of Directors of Wetouch. “Encouraged by what we believe are sustainable growth opportunities, our management team is planning ahead to execute few key strategic initiatives to maximize shareholder value, including building out additional production capacity and developing new products by leveraging our proprietary technology to serve fast-growth and emerging industries.

Caution Concerning Forward Looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. The information on this website contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance.

The Company’s forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the risk factors set forth in the Company’s Form 10 Registration Statement which can be viewed at https://www.sec.gov/Archives/edgar/data/1826660/000149315220023313/form10-12ga.htm

About Wetouch Technology Inc

Wetouch, through its indirect wholly-owned subsidiary Sichuan Wetouch Technology Co. Ltd, is engaged in the manufacturing and sales of medium to large sized projected capacitive touchscreens, ranging from 7.0 inch to 42 inch screens. The Company offers touchscreens for a variety of applications, including GPS/car entertainment panels for automotive industry, industrial human-machine interface (“HMI”), financial and banking terminals, point of sale, lottery and gaming machines, smart home, robots and charging stations. Wetouch sells its products both domestically in China and internationally, covering major areas in China, including but not limited to the eastern, southern, northern and southwest regions of China. Touchscreens produced by the Company not only have long life span and are low maintenance, but also have strong anti-interference, anti-corrosion, multi-touch capability and high light-transmittance ratio and stability. Wetouch has shipped products to South Korea and several European countries such as Spain and Germany and has established a strong and diversified client base.

Investor Relation Contact:

Sophie Zhang

szhang@ascendantga.com